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                                                                    EXHIBIT 23.2

                            DEGOLYER AND MACNAUGHTON
                               ONE ENERGY SQUARE
                              DALLAS, TEXAS 75206

                                January 12, 1994

MESA Inc.
Mesa Operating Co.
Mesa Capital Corporation
2600 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201

Gentlemen:

     We hereby consent to the reference to reserves and revenue extracted from our "Appraisal Report as of December 31, 1992 on Certain Properties owned by MESA Inc." and reference to our name in the Registration Statement on Form S-1 of MESA Inc., Mesa Operating Co., and Mesa Capital Corporation under the headings "Business," "Experts," and "MESA Inc. -- Supplemental Financial Data"; provided, however, (i) the report pertains to values for only a selected portion of the total properties included in the MESA Inc. Form 10-K; consequently, our estimates have been combined with estimates prepared by MESA Inc.'s engineers and we are necessarily unable to verify the accuracy of the aggregate reserves, revenue, and discounted present worth; and (ii) we are in the early stages of preparing estimates of proved reserves of these selected properties owned by MESA Inc., as of December 31, 1993, and are not presently aware of any material changes, other than production, in the estimated quantities of reserves of the selected properties to be included in our report.

                                            Very truly yours,

                                            /s/  DeGOLYER and MacNAUGHTON
                                            -----------------------------
                                            DeGOLYER and MacNAUGHTON